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                                                                    EXHIBIT 10.3

                            SUMMARY OF ORAL AGREEMENT
                   WITH SAFETY COMPONENTS INTERNATIONAL, INC.

Zapata Corporation, Inc. agreed with Safety Components International, Inc. ("Safety Components") to make a capital contribution in the amount of $1,000,000 as an inducement for Safety Components' management to continue employment through the completion of the proposed sale of Zapata's 4,162,394 shares of common stock in Safety Components to the WLR Recovery Fund II, L.P and WLR Recovery Fund III, L.P. (collectively, the "WLR Recovery Funds") pursuant to a stock purchase agreement dated September 23, 2005, as amended.

At this time there is no written agreement between the parties with respect to the capital contribution to Safety Components. The $1,000,000 capital contribution would be made directly to Safety Components and, thereafter, would be distributed by the Safety Components compensation committee as bonuses to certain executive officers and key employees. The obligation to make payment of the capital contribution to Safety Components is subject to the satisfactory completion of certain conditions, including that the transactions contemplated in the stock purchase agreement be consummated and that the Chief Executive Officer, President and Vice President-Finance and the other management members of Safety Components remain in the employ of Safety Components through the closing of the transactions contemplated by the stock purchase agreement.